Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

NEWS RELEASE

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

REVENUES OF $29.4 MILLION

EARNINGS PER SHARE OF $0.13

Bridgewater, MA — April 5, 2012 — Chase Corporation (NYSE Amex: CCF) today reported revenues of $29.4 million for the quarter ended February 29, 2012.  This represents an increase of 11.8% compared to $26.3 million in the second quarter of last year.  Net income of $1.2 million decreased $0.22 million from $1.42 million in the prior year period.  Earnings per diluted share of $0.13 in the second quarter of fiscal 2012 fell short of the $0.16 per share in fiscal 2011.

For the six months ended February 29, 2012 revenues increased $4.1 million or 7.1% to $61.6 million compared to $57.5 million in the prior year period.  Net income decreased $0.83 million or 19.1% to $3.52 million or $0.39 per share in the year to date period from $4.35 million or $0.48 per share in fiscal 2011.

Peter R. Chase, Chairman and Chief Executive Officer commented: “The second quarter was fairly typical in terms of seasonality limiting construction sales and, as in the first quarter, the sales mix continued to favor products with traditionally lower margins.  Our consolidation program continues to progress with the Winnersh, UK relocation completed and Randolph tape products moving to Oxford during the balance of this calendar year.  As a result, manufacturing costs have increased in the short-term due to non-recurring transition related expenses.

We are off to a good start in March and look for better results as we move ahead.  Our merger and acquisition program remains active with a number of potential candidates.”

Revenue for the Industrial Materials segment increased over the prior year as greater demand in the power cable and communication cable markets resulted in increased wire and cable product sales.  This was partially offset by decreased sales of electronic coatings products as well as lower sales into the aerospace and transportation product markets.

The Construction Materials segment also saw increased revenues over the prior year primarily due to sales of pipeline tape products produced at the Company’s UK facility. Overall profit margins in the Construction Materials segment are lower than what is seen in the Industrial Materials segment.

As of February 29, 2012, the Company’s working capital was $35.4 million, including cash on hand of $12.4 million.  The outstanding balance on the Company’s unsecured bank term debt is $9.0 million.

The following table summarizes the Company’s financial results for the three and six months ended February 29, 2012 and February 28, 2011.

	For the Three Months Ended		For the Six Months Ended
All figures in thousands, except per share figures	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Revenues	$29,421	$26,261	$61,551	$57,528

Costs and Expenses
Costs of products and services sold	21,022	17,441	43,021	37,501
Selling, general and administrative expenses	6,513	6,594	13,505	13,182

Operating income	1,886	2,226	5,025	6,845

Other income (expense)	(44)	(79)	397	(56)

Income before income taxes	1,842	2,147	5,422	6,789

Income taxes	645	727	1,898	2,444

Net income	$1,197	$1,420	$3,524	$4,345

Net income available to common shareholders, per common and common equivalent share:	$0.13	$0.16	$0.39	$0.48

Weighted average diluted shares outstanding	8,791	8,757	8,774	8,753

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.